UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 2, 2011	(December 2, 2011)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	888-937-0004

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Board of Directors of Metro Bancorp, Inc. has amended the Company's Dividend Reinvestment and Stock Purchase Plan and the employee SmartBuy Stock Purchase Plan to eliminate the three percent (3%) discount from market price at which shareholders and employees have been permitted to purchase shares of the Company's common stock. In addition, the Board amended the Dividend Reinvestment and Stock Purchase Plan to reduce the maximum monthly purchase amount under the plan from $25,000 to $10,000. The Company will continue to pay any service charges and brokerage commissions for shareholders and employees to purchase common stock under the plans.

The proceeds from purchases in the Plan have served to bolster Metro Bancorp's level of equity capital and strong regulatory capital ratios. Also, the level of monthly purchases in the Plan continues to result in an increase in the number of shares outstanding, each at a current market price which is below the Company's book value per share. Therefore, given the Company's level of capital which is well in excess of required regulatory minimums, the Board of Directors believes these amendments are currently in the best interest of supporting both the short-term and long-term value of the Company's stock.

As expressly permitted by the terms of the plans, the Board may, at any time, change the maximum monthly purchase amount and change or eliminate any discounted purchase price. The amendments are effective January 1, 2012. The Company will mail an updated copy of the Plan Prospectus to all participating shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metro Bancorp, Inc.
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(Registrant)

Date: December 2, 2011

/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer